Exhibit 99.1

[NationsHealth Logo]

For Immediate Release

NATIONSHEALTH ANNOUNCES THIRD QUARTER RESULTS

SUNRISE, FL—Nov. 10, 2004—NationsHealth, Inc.® (NASDAQ:NHRX) today announced financial results for its third quarter ended September 30, 2004.

Net revenue for the third quarter of 2004 was $20.1 million, up 261% over the third quarter of 2003 and up 8% over the second quarter of 2004. The third quarter net loss was up 7% year-over-year, to $888,000, but down 79% from the preceding quarter.

Glenn M. Parker, M.D., NationsHealth, Inc.’s Chief Executive Officer, commented, “The completion of the merger between NationsHealth Holdings, L.L.C. and Millstream Acquisition Corporation on August 31st represents an important milestone for our Company. By adding approximately $9.8 million of cash for working capital purposes, the merger enables us to further execute our initiatives to continue growing the business. However, prior to the closing date, the Company had limited capital resources, and as such, we scaled back our marketing efforts in the first two months of the current third quarter, which resulted in slower growth in the quarter. Still, we achieved sequential quarterly revenue growth and were able to limit the operating loss. Recently, we have begun to deploy our additional capital and broaden our marketing efforts, the benefits of which we expect to realize beginning in the fourth quarter and more significantly in the first quarter of next year. Overall, we expect a ramp up in revenues in fiscal 2005.”

Dr. Parker continued, “We are pleased with our progress in our expansion efforts, particularly with respect to our recently launched strategic business relationships with Kmart and managed care organizations. Kmart represents the first success in our retail initiative and has added approximately 5,000 new customers for our diabetes supplies. These new Kmart customers will begin adding to our revenue base in the fourth quarter of 2004. We have also begun offering our diabetes, respiratory and ostomy supplies through managed care organizations, which should add to our revenues beginning in early 2005. “

About Nationshealth (www.nhrx.com)

NationsHealth was founded in 2002 to improve the healthcare of Americans including Medicare and managed care beneficiaries by providing medical products and prescription discount services. The Company offers a discount prescription card, accepted at over 48,000 pharmacies nationwide, which now has over 1,900,000 members. In addition, NationsHealth provides home delivery of diabetes, respiratory and ostomy medical products to approximately 100,000 of its cardholders. NationsHealth is also the provider of diabetes supplies for Medicare beneficiaries at over 1,000 Kmart pharmacies.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the effectiveness of the Company’s marketing efforts to generate additional revenues in the short term, unanticipated changes in Medicare reimbursement, obstacles in our ability to continue our retail initiative and our relationship with managed care organizations, outcomes of government reviews, inquiries and investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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Contact:

Investor Relations Counsel
Tim Fairbanks, CFO 954-903-5000	The Equity Group Inc.
Arthur Spector, Chairman 610-975-4909	Linda Latman, 212-836-9609
NationsHealth, Inc.	www.theequitygroup.com
www.nhrx.com

(Financial Tables Follow)

NationsHealth, Inc. News Release November 10, 2004	Page 2

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited) (in thousands, except per share data)

	Quarter Ended				Quarter Ended
	September 30,		Change		June 30,	Change
	2004	2003	$	%	2004	$	%
Revenue:
Net sales	$19,383	$5,384	$13,999	260%	$17,859	$1,524	9%
Prescription card fees, net	704	186	518	278%	721	(17)	-2%

	20,087	5,570	14,517	261%	18,580	1,507	8%
Cost of sales	6,688	1,720	4,968	289%	6,456	232	4%

Gross Profit	13,399	3,850	9,549	248%	12,124	1,275	11%

Operating Expenses:
Customer acquisition and related costs	4,188	1,642	2,546	155%	6,788	(2,600)	-38%
Personnel costs	3,478	1,225	2,253	184%	3,554	(76)	-2%
Provision for doubtful accounts	3,533	982	2,551	260%	3,256	277	9%
Selling, general and administrative	2,559	744	1,815	244%	2,459	100	4%
Depreciation and amortization	139	34	105	309%	114	25	22%

	13,897	4,627	9,270	200%	16,171	(2,274)	-14%

Loss from Operations	(498)	(777)	279	-36%	(4,047)	3,549	-88%

Other Income (Expenses):
Interest expense	(390)	(50)	(340)	680%	(187)	(203)	109%

	(390)	(50)	(340)	680%	(187)	(203)	109%

Net Loss	($888)	($827)	(61)	7%	($4,234)	3,346	-79%

Common shares outstanding (basic and diluted)	26,150	26,150			26,150

Loss per share (basic and diluted)	($0.03)	($0.03)			($0.16)

NationsHealth, Inc. News Release November 10, 2004	Page 3

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited) (in thousands, except for per share data)

	Nine Months Ended
	September 30,		Change
	2004	2003	$	%
Revenue:
Net sales	$50,078	$15,098	$34,980	232%
Prescription card fees, net	1,893	362	1,531	423%

	51,971	15,460	36,511	236%
Cost of Sales	17,582	7,267	10,315	142%

Gross Profit	34,389	8,193	26,196	320%

Operating Expenses:
Customer acquisition and related costs	15,490	3,346	12,144	363%
Personnel costs	10,162	2,991	7,171	240%
Provision for doubtful accounts	9,128	1,976	7,152	362%
Selling, general and administrative	6,759	1,611	5,148	320%
Depreciation and amortization	334	71	263	370%

	41,873	9,995	31,878	319%

Loss from Operations	(7,484)	(1,802)	(5,682)	315%

Other Income (Expenses):
Interest income	2	—	2	N/M
Interest expense	(712)	(127)	(585)	461%

	(710)	(127)	(583)	459%

Net Loss	($8,194)	($1,929)	(6,265)	325%

Common shares outstanding (basic and diluted)	26,150	26,150

Loss per share (basic and diluted)	($0.31)	($0.07)

NationsHealth, Inc. News Release November 10, 2004	Page 4

SUMMARY CONSOLIDATED BALANCE SHEETS
(unaudited) (in thousands)

	September 30,	December 31,
	2004	2003
ASSETS

Current Assets:
Cash and cash equivalents	$5,433	$1,412
Certificate of deposit	100	—
Accounts receivable, net	5,439	2,761
Inventories	1,574	834
Costs related to billings in process, net	1,522	854
Investment held in trust	2,000	—
Prepaid expenses and other assets	255	32

Total current assets	16,323	5,893
Property and equipment	1,502	684
Other assets	312	52

Total assets	$18,137	$6,629

LIABILITIES AND STOCKHOLDERS’ EQUITY/MEMBERS’ DEFICIENCY

Current Liabilities:
Accounts payable	$5,267	$4,124
Accounts payable, related party	3,673	954
Accrued expenses	2,055	1,063
Refundable deposit	75	100

Total Current Liabilities	11,070	6,241

Long Term Debt:
Lines of credit	2,706	800
Notes payable to members	—	1,343

Total Long Term Debt	2,706	2,143

Stockholders’ Equity/Members’ Deficiency
Common stock	3	—
Additional paid-in capital	18,483	—
Preferred members’ interests-voting	—	400
Preferred members’ interests-nonvoting	—	3,741
Class B interests	—	35
Accumulated deficit	(14,125)	(5,931)

Total stockholders’ equity/members’ deficiency	4,361	(1,755)

Total liabilities and stockholders’ equity/members’ deficiency	$18,137	$6,629